Exhibit 10.2

Termination Agreement
Between
Splinex Inc. and Christian Schormann

Splinex Inc., represented by Jerry Herlihy, President, and Christian Schormann, VP of R&D of Splinex, mutually agree to terminate Mr. Schormann’s employment with Splinex as of Monday, October 17th.

Splinex agrees that Mr. Schormann’s employment ends immediately, waiving the 90 day notice period specified in Mr. Schormann’s employment contract.

Splinex also agrees to pay Mr. Schormann the following promptly as cash funds become available. A regular paycheck will be issued October 28.

•	Deferred Wages: $9,871.78

•	Accrued Vacation: $5,691.65

•	Wages due through 10/17: $4,384.62

•	Severance, 90 days: $47,500.00

•	Consulting fees due pre-employment: $14,000

In total: $81,448.05

Furthermore, Splinex agrees that Mr. Schormann keeps his laptop computer

For Splinex:	Christian Schormann

/s/ Gerard A. Herlihy	/s/ Christian Schormann

Jerry Herlihy, President	Christian Schormann, VP of R&D